EXHIBIT 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS

Announces $200 Million Oaktree Capital Investment and Planned Bank Facility Refinancing To Significantly Strengthen Capital Structure

Company Takes Delivery of Genmar Maniate, Completes Sale Lease-back of Three Medium Range Tankers, Completes Sale of Three Tankers and Agrees to Sell Additional Older Vessel

New York, New York, March 30, 2011 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three months and full year ended December 31, 2010.

Financial Review:  2010 Fourth Quarter and Information on New Company Investment and Credit Facility

Excluding the items mentioned below, the Company recorded net loss of $39.5 million or $0.46 basic and diluted loss per share for the three months ended December 31, 2010.
•	Goodwill Impairment of $28.0 million
•	Non-cash losses of $99.7 million relating to the impairment of eight vessels, five of which were held for sale in Q4 2010 and seven of which were subsequently sold

Excluding the items mentioned below, the Company recorded a net loss of $12.0 million or $0.22 basic and diluted loss per share for the three months ended December 31, 2009.
•	Non-cash loss of $40.9 million from certain items related to an impairment charge to goodwill
•	Non-cash portion of other income was $0.05 million

Net loss for the three months ended December 31, 2010 was $167.2 million or $1.93 basic and diluted loss per share, compared to a net loss of $52.9 million or $0.96 basic and diluted loss per share for the prior year period.

General Maritime also announced today that it has signed a credit agreement with an affiliate of Oaktree Capital Management, L.P. (“Oaktree”) under which such affiliate will invest $200 million in Payment-in-Kind toggle floating rate secured notes (“Secured Notes”) to be issued by certain subsidiaries of the Company.  The Secured Notes will be guaranteed by the Company and certain of its subsidiaries and secured by certain assets of those subsidiaries.  Concurrently, the Company announced that it has initiated a plan to refinance its 2005 revolving credit facility.  It plans to enter into a new $550 million revolving credit facility in April, and has already received commitments from two of its lead banks for up to $210 million.  Together, the Secured Notes and the bank refinancing are expected to enable the Company to significantly increase liquidity and operational flexibility while lowering its near-term debt-commitments, allowing it to better manage through the current challenging market conditions. As part of the investment by Oaktree’s affiliate, General Maritime plans to issue to such affiliate Warrants to purchase up to 19.9% of its outstanding common stock (measured immediately prior to closing), at an inital exercise price of $0.01 per share. Closing is subject to customary conditions, including the bank amendment and refinancing discussed below.

John P. Tavlarios, President of General Maritime Corporation, commented, “During a very challenging year for the tanker market, General Maritime stayed focused on core principles that have served the Company well over time, and took decisive steps to enhance the Company’s financial flexibility and strengthen its capital structure. Specifically, we continued to implement our flexible deployment strategy to effectively manage the Company’s assets through the tanker economic cycles and increased our long-term earnings potential by growing our modern fleet. Management also strengthened the Company’s balance sheet, culminating in the signing of an agreement with Oaktree Capital Management for a $200 million investment and a broader plan to refinance the Company’s 2005 credit facility.  These transactions are designed to provide shareholders and debtholders with a comprehensive financing solution.  Further, we believe the important initiatives we implemented during 2010 and in early 2011 have bolstered our future prospects.  Our large and diverse modern fleet, combined with our significant contracted revenue stream, positions General Maritime to achieve a level of stability in its results and benefit from potential improvements in tanker rates.”

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 15% to $51.3 million for the three months ended December 31, 2010 compared to $60.1 million for the three months ended December 31, 2009.   Voyage revenue for the fourth quarter of 2009 includes an accelerated amortization of the net time charter liability of $2.7 million related to four Stena chartered vessels for which options to extend time charters were not exercised and which were therefore redelivered to the Company earlier than anticipated. There was no such adjustment for the fourth quarter ended December 31, 2010.

EBITDA, excluding the non-cash losses from Q4 2010 described above for the three months ended December 31, 2010, was $11.8 million compared to $23.8 million for the three months ended December 31, 2009, excluding the goodwill impairment and non-cash items from that period as well. Please see below for a reconciliation of EBITDA to net income.  Net cash used in operating activities was $27.9 million for the three months ended December 31, 2010 as compared to net cash provided by operating activities of $0.1 million for the three months ended December 31, 2009.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased by 30% to $15,882 per day for the three months ended December 31, 2010 compared with $22,683 for the prior year period. The Company’s average daily rates for vessels on spot charters increased by 10% to $13,043 for the three months ended December 31, 2010, compared to $11,850 for the prior year period. The Company’s average daily rates for vessels on time charter decreased by 33% to $19,583 for the three months ended December 31, 2010, compared to $29,291 for the prior year period. Revenue from time charters in the fourth quarter of 2010 decreased $20.8 million from the prior year period. This was partially because of the acceleration of the amortization of the net time charter liability in in the fourth quarter of 2009, mentioned above. Additionally, the majority of our above-market time charters, particularly in the Suezmax fleet, expired in 2010.

Total vessel operating expenses, as defined as direct vessel operating expenses plus general and administrative expenses, increased 9% to $39.1 million for the quarter ended December 31, 2010, from $35.9 million for the three months ended December 31, 2009. The increase is primarily due to an increase in the average fleet size from the prior year period. Daily direct vessel operating expenses decreased 1.5% to $9,122 per day for the quarter ended December 31, 2010 compared to $9,261 per day for the prior year period.  Though there was an increase in VLCCs, which are generally more expensive ships to operate, there was a decrease in maintenance and repair costs associated with certain Aframax and Suezmax vessels which resulted in a limited change from Q4 2009 to Q4 2010.

General and administrative costs decreased by 14% to $8.1 million for the quarter ended December 31, 2010 compared to $9.5 million for the comparable quarter in the prior year. This was primarily due to reductions in compensation expense relating to office and personnel.

Financial Review: Full Year 2010

Excluding non-cash items described above from Q4 2010, net loss was $88.4 million or $1.23 basic and diluted loss per share for the full year ended December 31, 2010. Excluding non-cash items described above from 2009, net income was $32.0 million or $0.59 basic and diluted earnings per share for the full year ended December 31, 2009.

Net loss for the year ended December 31, 2010 was $216.7 million or $3.02 basic and diluted loss per share, compared with a net loss of $12.0 million or $0.22 basic and diluted loss per share, for the prior year.

Net voyage revenues decreased 19% to $235.7 million for the full year ended December 31, 2010 compared to $291.6 million for the full year ended December 31, 2009. EBITDA, excluding goodwill impairment as well as non-cash other income described above from 2010, was $92.2 million for the full year ended December 31, 2010.  Excluding the one time items described above for 2009, EBITDA was $157.3 million for the year ended December 31, 2009.  Please see below for a reconciliation of EBITDA to net income.

Net cash used in operating activities was $5.9 million for the full year ended December 31, 2010 compared to net cash provided by operating activities of $47.5 million for the prior year.  TCE rates obtained by the Company’s fleet decreased 26% to $20,243 per day for the full year ended December 31, 2010 from $27,305 for the prior year period.

Daily direct vessel operating expenses increased 4% to $8,740 for the full year ended December 31, 2010 from $8,447 for the prior year. This was primarily due to the addition of 5 VLCCs and 1 Suezmax in the second half of 2010. VLCCs are generally more expensive to operate than the other vessels in the fleet and therefore, we incurred slightly higher daily operating costs.

General and administrative costs decreased 9% to $36.6 million for the full year ended December 31, 2010, from $40.3 million for the prior year. This reduction is primarily due to reductions in corporate expenses relating to office personnel, ceasing operation of our corporate aircraft in February 2009 and a strengthening of the US Dollar against the Euro decreasing costs relating to our Portugal office.

As of December 31, 2010, we had $16.9 million of cash, and our total debt outstanding was $1,376.0 million.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three and twelve months ended December 31, 2010 and 2009.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and twelve months ended December 31, 2010 and 2009.

	Three months ended		Twelve months ended
	December-10	December-09	December-10	December-09
	(Unaudited)	(Unaudited)
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$99,874	$81,239	$387,161	$350,520
Voyage expenses	(48,623)	(21,129)	(151,448)	(58,876)
Net voyage revenues	51,251	60,110	235,713	291,644
Direct vessel expenses	30,998	26,413	105,855	95,573
Other Expense	-	-	-	-
General and administrative expenses	8,149	9,454	36,642	40,339
Depreciation and amortization	28,373	21,984	98,387	88,024
Goodwill Impairment	28,036	40,872	28,036	40,872
Loss (gain) on disposal of vessel equipment	-	1,464	560	2,051
Loss on impairment of vessel	99,678	-	99,678	-
Operating (loss) income	(143,983)	(40,077)	(133,445)	24,785
Net interest expense	23,000	13,783	82,228	37,215
Other (income) expense	258	(935)	989	(435)
Net (loss) income	$(167,241)	$(52,925)	$(216,662)	$(11,995)

Basic (loss) earnings per share	$(1.93)	$(0.96)	$(3.02)	$(0.22)

Diluted (loss) earnings per share	$(1.93)	$(0.96)	$(3.02)	$(0.22)

Weighted average shares outstanding, thousands	86,458	55,094	71,823	54,651
Diluted average shares outstanding, thousands	86,458	55,094	71,823	55,644

			December-10	December-09
BALANCE SHEET DATA, at end of period
(Dollars in thousands)
Cash			$16,858	$52,651
Current assets, including cash			168,538	108,528
Total assets			1,781,785	1,445,257
Current liabilities			1,442,593	56,194
Current portion of long-term debt			1,353,243	-
Total long-term debt, including current portion			1,353,243	1,018,609
Shareholders' equity			332,046	364,909

	Three months ended		Twelve months ended
	December-10	December-09	December-10	December-09
OTHER FINANCIAL DATA	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(dollars in thousands)
Net cash provided (used) by operating activities	(27,855)	95	(5,923)	47,518
Net cash provided (used) by investing activities	(70,259)	(17,029)	(547,648)	(24,632)
Net cash provided (used) by financing activities	56,186	47,716	518,141	(74,085)
Capital expenditures
Vessel sales (purchases), including deposits	(69,338)	-	(554,191)	-
Drydocking or capitalized survey or improvement costs	(6,376)	(3,166)	(15,015)	(18,921)
Weighted average long-term debt	1,379,820	989,074	1,139,845	959,935

FLEET DATA
Total number of vessels at end of period	37	31	37	31
Average number of vessels (1)	36.9	31.0	33.2	31.0
Total voyage days for fleet (2)	3,227	2,650	11,644	10,681
Total time charter days for fleet	1,401	1,646	5,936	7,878
Total spot market days for fleet	1,826	1,004	5,708	2,803
Total calendar days for fleet (3)	3,398	2,852	12,112	11,315
Fleet utilization (4)	95.0%	92.9%	96.1%	94.4%

AVERAGE DAILY RESULTS
Time Charter equivalent (5)	$15,882	$22,683	$20,243	$27,305
Daily direct vessel operating expenses per vessel (6)	9,122	9,261	8,740	8,447
General and administrative expense per vessel per day (7)	2,398	3,315	3,025	3,565
Total operating expenses per vessel per day (8)	11,521	12,576	11,765	12,012

	Three months ended		Twelve months ended
	December-10	December-09	December-10	December-09
EBITDA Reconciliation
Net (Loss) Income	$(167,241)	$(52,925)	$(216,662)	$(11,995)
+ Net interest (income) expense	23,000	13,783	82,228	37,215
+ Depreciation and amortization	28,373	21,984	98,387	88,024
EBITDA	$(115,868)	$(17,158)	$(36,047)	$113,244

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period

(2) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate  surveys.

(3) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(4) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.
(5) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis.  Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days

(6) Daily direct vessel operating expenses, or DVOE, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(7) Daily general and administrative expense is calculated by dividing general and administrative expenses by vessel calendar days.
(8) Total Vessel Operating Expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels.  Daily TVOE is the sum of daily direct vessel operating expenses, or DVOE, and daily general and administrative expenses.

General Maritime Corporation’s Fleet

As of December 31, 2010, General Maritime Corporation’s fleet was comprised of 37 wholly owned tankers, consisting of 7 VLCC, 12 Suezmax, 12 Aframax, 2 Panamax and 4 Product tankers, with a total carrying capacity of approximately 5.6 million deadweight tons, or dwt.  The average age of the Company’s fleet as of December 31, 2010 by dwt is 8.6 years compared to 9.7 years as of December 31, 2009.

In the first quarter 2011, the Company sold and leased-back 3 medium range products tankers and sold the Genmar Princess (’91 Aframax), the Genmar Gulf (’91 Suezmax) and the Genmar Constantine (’92 Aframax). Additionally, the Company plans to sell the Genmar Progress (’91 Aframax) by April 11, 2011.

Additionally, the Company has entered into a Memorandum of Agreement to sell the Genmar Progress by April 11, 2011 and expects to take delivery of the Genmar Spartiate by April 11, 2011.

As of March 30, 2011, the Company’s total controlled tonnage, including its chartered-in vessels, is 34 vessels with a total carrying capacity of 5.2 million dwt.

The Company currently has 15 of its 34 controlled vessels, or 44% of its fleet on time charters, compared with 49% as of December 31, 2009.

The table below outlines the time charter schedule as of March 29, 2011:

Time Charter Profile

Vessel	Vessel Type	Expiration Date		Daily Rate (1)

Genmar Alexandra	Aframax	June 1, 2012		$13,750
Genmar Argus	Suezmax	October 24, 2011	(2)	$27,500	(3)
Genmar Companion	Panamax	February 10, 2013		$13,500	(4)
Genmar Compatriot	Panamax	February 23, 2013		$13,500	(4)
Genmar Concord	Handymax	March 30, 2011		$12,659	(5)
Genmar Consul	Handymax	February 7, 2013		$10,000	(6)
Genmar Daphne	Aframax	November 1, 2011	(2)	$18,750	(7)
Genmar Defiance	Aframax	October 31, 2011	(2)	$18,750	(7)
Genmar Elektra	Aframax	August 11, 2011		$18,500
Genmar Hercules	VLCC	October 29, 2011	(2)	$35,500	(8)
Genmar Kara G	Suezmax	March 16, 2011		$29,000
Genmar Spyridon	Suezmax	October 16, 2011	(2)	$27,500	(3)
Genmar Strength	Aframax	August 31, 2012		$18,500
Genmar Victory	VLCC	February 12, 2012	(2)	$40,500	(9)
Stena Concept	Handymax	July 4, 2011	(2)	$15,000	(10)
Stena Contest	Handymax	July 4, 2011	(2)	$15,000	(10)

(1) Before brokers' commissions.
(2) Charter end date excludes periods that are at the option of the charterer.
(3) Optional 12 month period begins in October 2011 at $29,000 per day
(4) Beginning in September, charter adjusts to $16,500 per day for 6 months, then to $15,000 per day for 12 months with 50/50 profit sharing
(5) At end of charter, vessel is expected to commence on similar charter as the Genmar Consul
(6) After 6 months, charter adjusts to $12,000 per day for 6 months, then to $14,000 per day for 6 months, then to $16,000 per day for 6 months
(7) Optional 12 month period begins in October/November 2011 at $20,500 per day
(8) Optional 12 month period begins in October 2011 at $40,000
(9) Optional 12 month period begins January 2012 at $40,000 per day with 50/50 profit sharing
(10) Optional 12 month period begins July 2011 at $14,000 per day
Note: As of 3/29/11

Oaktree Investment and Bank Refinancing

The Company announced today that it has entered into a credit agreement with an affiliate of Oaktree under which such affiliate will invest $200 million in Payment-in-Kind toggle floating rate Secured Notes to be issued by certain subsidiaries of the Company. The Secured Notes will be guaranteed by the Company and certain of its subsidiaries and secured by certain assets of those subsidiaries. The agreement was reached after an extensive process, overseen by an independent committee of the Board members and its financial and legal advisors, designed to generate options that would allow the Company to significantly improve its financial flexibility while preserving shareholder equity.

It is expected that $175 million of the proceeds from the investment will go towards repaying debt on the 2005 revolving credit facility and $25 million will go towards repaying debt on the 2010 credit facility.  The Secured Notes would mature in 2018, outside all of the Company’s scheduled debt maturities, including its Senior Notes.  Interest on the Secured Notes will pay-in-kind at the Company’s option.  There will be no amortization.

As part of the investment by Oaktree’s affiliate, the Company would issue to such affiliate Warrants to purchase up to 19.9% of our outstanding common stock (measured immediately prior to closing), at an initial exercise price of $0.01 per share.  Peter Georgiopoulos, General Maritime’s Chairman, is expected to have an interest in an affiliate of Oaktree making this investment.  Closing of the investment is subject to customary conditions, including the bank amendment and refinancing discussed below. Additionally, there will not be any arrangement or commitment fees paid by the Company to Oaktree.

Concurrently, the Company announced that it has initiated a plan to refinance its 2005 revolving credit facility. It plans to enter into a new revolving credit facility for an amount equal to the lesser of $550 million or 65% of the fair market value of collateral vessels securing such facility. It has already received commitments from two of its lead banks for up to $210 million and plans to close in April 2011.

It is expected that the new facility will have a cash flow sweep of amounts in excess of $100 million (taking into account outstanding borrowing capacity) for the first two years and quarterly fixed amortization for years three through five. It is expected that the facility will mature in 2016 and pay an interest rate of LIBOR + 400 or +375 based on its leverage ratio.

The Company expects that the proposed new credit facility will prohibit the payment of dividends for two years. After such time, the Company’s ability to pay dividends would be based on its cumulative consolidated net income plus cash proceeds from equity issuances. The proposed new credit facility will prohibit capital expenditures for two years except for maintenance capital expenditures, acquisitions of new vessels and other cash expenditures not in the ordinary course of business with the net cash proceeds of equity offerings or permitted indebtedness which does not require any cash payments for two years. Other covenants would include a minimum cash balance, a maximum leverage ratio, a minimum interest coverage ratio, a collateral maintenance covenant, a restriction on voluntary prepayment of the Oaktree credit facility, a requirement that interest under the Oaktree credit facility be paid in kind and a restriction on any prepayment or amendment without consent and other customary covenants.

The Company is currently pursuing discussions with the lenders under its 2010 Credit Facility to amend its covenants and security and guaranty arrangements, and to permit the financing contemplated by the Oaktree credit facility, as well as the proposed new credit facility.  The proposed new credit facility and proposed amendment to the 2010 Credit Facility are subject to customary conditions, including the closing of the Oaktree credit facility.

The Secured Notes and the bank refinancing are intended to enable the Company to significantly increase liquidity and operational flexibility while lowering its near-term debt commitments, allowing it to reduce near-term pressures from a challenging tanker market.  The excess cash flow sweep is designed to eliminate the existing semi-annual step-downs in the 2005 revolving credit facility and the Secured Notes would provide the Company with capital which has no amortization or mandatory cash interest requirements until its maturity in 2018.

Jeffrey D. Pribor, Chief Financial Officer of General Maritime Corporation, commented, “Oaktree’s $200 million investment and the expected refinancing of the Company’s 2005 credit facility leave General Maritime poised to significantly strengthen its capital structure in a manner that fairly balances the interests of equity holders and debt-holders.  Specifically, we expect to eliminate $50 million in semiannual amortization payments on the Company’s 2005 Credit Facility, as well as the need to repay $600 million by October 2012.  In addition, the Oaktree investment provides capital with no amortization or mandatory cash interest requirements until its maturity in 2018.  We are pleased to have already received a commitment from two of our lead banks for a new favorable revolving credit facility, which we look forward to closing in the next few weeks.   We appreciate the continued support from our banking group, which we believe underscores General Maritime’s leadership position in the industry.”

Metrostar Acquisition Update and Bridge Loan

On October 4, 2010, the Company entered into a $22.8 million bridge loan with Nordea and DnB to fund a portion of the purchase price of the Genmar Maniate, a Suezmax newbuild it had agreed to acquire in the Metrostar acquisition. As outlined below, the Bridge Loan was repaid in Q1 2011 with the proceeds from vessel sales.

The Genmar Maniate was delivered on October 6, 2010 and is the sixth of seven Metrostar vessels to be delivered. The final vessel, the Genmar Spartiate, a Suezmax newbuilding, is expected to be delivered to the Company by April 7, 2011.

Bank Amendments

On December 22, 2010, the Company announced it had entered into agreements to amend its $750 million and $372 million credit facilities. Under the amended credit facilities, the permitted Net Debt to EBITDA ratio for Q4 2010 through Q3 2011 increased to 8.75 times, after which it will be 5.5 times.

In addition, the amendments provide that the applicable margin is based on a pricing grid.  While the Net Debt to EBITDA ratio is greater than 6.0 times, the facilities will bear an interest rate of LIBOR plus 350 bps; while it is 6.0 times or less, the facilities will bear an interest rate of LIBOR plus 300 bps.

The Company also amended the Bridge Loan to conform to the aforementioned terms.

Vessel Sales and Bridge Loan Repayment

On January 18, 2011, the Company announced that it had agreed to sell and lease-back the Genmar Concord, Stena Concept and Stena Contest for total net proceeds of $61.7 million.  Under the agreement, the vessels will be chartered back to the Company for $6,500 per day for the first 2 years and $10,000 for the next 5 years.

The Company has options to repurchase the vessels for $24 million per vessel at the end of year two of the charter period, $21 million per vessel at the end of year three of the charter period, $19.5 million per vessel at the end of year four of the charter period, $18 million per vessel at the end of year five of the charter period, $16.5 million per vessel at the end of year six of the charter period, and $15 million per vessel at the end of year seven of the charter period.

The transaction was completed by February 10, 2011.  Upon the completion of the final sale, the Company repaid the $22.8 million Bridge Loan.

With this transaction, the Company was able to achieve compliance with its minimum liquidity covenant and obtain a waiver for the breach of its minimum cash covenant in Q4 2010.

Pursuant to its plan to monetize older assets, the Company has sold the Genmar Princess (’91 Aframax), the Genmar Gulf (’91 Suezmax) and the Genmar Constantine (’92 Aframax). Additionally it announced that it has entered into a Memorandum of Agreement to sell the Genmar Progress (’91 Aframax) by April 11, 2011.  Total net proceeds from these sales are approximately $33.6 million, all of which has gone to repay debt under the 2005 revolving credit facility.  Taking into account these sales on a pro forma basis, the average age of the fleet as of 12/31/10 decreased from 8.6 to 7.7 years old.

Dividend Announcement

In compliance with restrictions contained in the indenture for our $300m Senior Notes, the Company will not be paying a dividend. The Company also expects that the terms of the Oaktree credit facility and the proposed new credit facility will also prohibit the payment of dividends for at least two years.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on March 30, 2011 at 5:00 PM Eastern Daylight Savings Time to discuss its 2010 fourth quarter and full year financial results.  To access the conference call, dial (913) 312-0654 and enter the passcode 9729838.  A replay of the conference call can also be accessed until April 13, 2011 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 9729838. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

About General Maritime Corporation

General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 31 tankers - seven VLCC, eleven Suezmax, ten Aframax, two Panamax tankers and one Product tanker - with a total carrying capacity of approximately 5.1 million dwt. The Company also has three Product tankers that are chartered-in with options to purchase the vessels. The Company controls tonnage of 34 vessels, totaling 5.2 million dwt, including the owned fleet and the chartered-in fleet.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and observations.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:  loss or reduction in business from our significant customers; the failure of our significant customers to perform their obligations owed to us; changes in demand; material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which we or any of our vessels may be subject; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology;  increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of our vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company’s anticipated drydocking or maintenance and repair costs); changes in the itineraries of our vessels; adverse changes in foreign currency exchange rates affecting our expenses; the fulfillment of the closing conditions under, and the execution of customary additional documentation for, the Company’s financing transactions with Oaktree and its affiliates, proposed new credit facility, proposed amendment of its 2010 Credit Facility and agreements to acquire vessels; sourcing, completion and funding of financing on acceptable terms; financial market conditions; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent reports on Form 8-K.  See the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the exhibits thereto for a description of the Company’s financing transactions with Oaktree and its affiliates, proposed new credit facility and proposed amendment of its 2010 Credit Facility.

This press release is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell any securities of the Company.

	THREE MONTHS ENDED

	VLCC			Suezmax Fleet			Aframax Fleet
	% Change From Prior Period	December-10 Amount % of Total for Period	December-09 Amount % of Total for Period	% Change From Prior Period	December-10 Amount % of Total for Period	December-09 Amount % of Total for Period	% Change From Prior Period	December-10 Amount % of Total for Period	December-09 Amount % of Total for Period

Net Voyage Revenues	85.6%	13,452	7,249	-36.6%	19,077	30,109	-13.7%	11,646	13,502
$ 1,000's		26%	12%		37%	50%		23%	22%

Average Daily TCE	-46.3%	21,386	39,833	-46.4%	17,422	32,515	-10.2%	12,195	13,584

Time Charter Revenues	104.3%	8,150	3,990	-76.5%	6,286	26,694	-22.6%	6,174	7,977
$ 1,000's		30%	8%		23%	55%		23%	17%

Spot Charter Revenues	62.7%	5,302	3,259	274.6%	12,791	3,415	-1.0%	5,472	5,525
$ 1,000's		22%	27%		54%	29%		23%	46%

Calendar Days	250.0%	644	184	8.5%	1,098	1,012	0.0%	1,104	1,104
		19%	6%		32%	35%		32%	39%

Vessel Operating Days	245.6%	629	182	18.3%	1,095	926	-3.9%	955	994
		19%	7%		34%	35%		30%	38%

Capacity Utilization	-1.3%	97.7%	98.9%	9.0%	99.7%	91.5%	-3.9%	86.5%	90.0%

# Days Vessels on Time Charter	793.5%	277	31	-57.0%	306	712	-1.8%	384	391
		20%	2%		22%	43%		27%	24%

# Days Vessels on Spot Charter	133.1%	352	151	268.7%	789	214	-5.3%	571	603
		19%	15%		43%	21%		31%	60%

Average Daily Time Charter Rate	-77.1%	29,421	128,716	-45.2%	20,544	37,491	-21.2%	16,078	20,402

Average Daily Spot Charter Rate	-30.2%	15,063	21,585	1.6%	16,211	15,960	4.6%	9,583	9,163

Daily Direct Vessel Expenses	-18.7%	11,572	14,235	-6.1%	8,303	8,840	-6.8%	8,988	9,646
(per Vessel)

Average Age of Fleet at End of Period	-27.9%	6.2	8.6	3.8%	8.3	8.0	4.5%	14.0	13.4
(Years)

# Vessels at End of Period	250.0%	7	2	9.1%	12	11	0.0%	12	12
		19%	6%		32%	35%		32%	39%

Average Number of Vessels	250.0%	7.0	2.0	8.2%	11.9	11.0	0.0%	12.0	12.0
		19%	6%		32%	35%		32%	39%

DWT at End of Period	247.6%	2,183	628	18.8%	2,009	1,691	0.0%	1,208	1,208
1,000's		38%	16%		35%	44%		21%	31%

	THREE MONTHS ENDED

	Panamax			Handymax			Total Fleet
	% Change From Prior Period	December-10 Amount % of Total for Period	December-09 Amount % of Total for Period	% Change From Prior Period	December-10 Amount % of Total for Period	December-09 Amount % of Total for Period	% Change From Prior Period	December-10 Amount	December-09 Amount

Net Voyage Revenues	-28.5%	2,340	3,272	-20.8%	4,736	5,977	-14.7%	51,251	60,110
$ 1,000's		5%	5%		9%	10%

Average Daily TCE	-30.0%	12,717	18,177	-19.9%	13,012	16,242	-30.0%	15,882	22,683

Time Charter Revenues	-35.7%	2,297	3,574	-24.2%	4,528	5,977	-43.1%	27,435	48,212
$ 1,000's		8%	7%		17%	12%

Spot Charter Revenues	-114.2%	43	(302)		208	-	100.2%	23,816	11,898
$ 1,000's		0%	-3%		1%	0%

Calendar Days	0.0%	184	184	0.0%	368	368	19.1%	3,398	2,852
		5%	6%		11%	13%

Vessel Operating Days	2.2%	184	180	-1.1%	364	368	21.8%	3,227	2,650
		6%	7%		11%	14%

Capacity Utilization	2.2%	100.0%	97.8%	-1.1%	98.9%	100.0%	2.2%	95.0%	92.9%

# Days Vessels on Time Charter	-10.4%	129	144	-17.1%	305	368	-14.9%	1,401	1,646
		9%	9%		22%	22%

# Days Vessels on Spot Charter	52.8%	55	36		59	-	81.9%	1,826	1,004
		3%	4%		3%	0%

Average Daily Time Charter Rate	-28.3%	17,807	24,821	-8.6%	14,847	16,242	-33.1%	19,583	29,291

Average Daily Spot Charter Rate		778	(8,398)		3,525	-	10.1%	13,043	11,850

Daily Direct Vessel Expenses	6.0%	8,898	8,392	8.1%	7,795	7,213	-1.5%	9,122	9,261
(per Vessel)

Average Age of Fleet at End of Period (Years)	17.2%	6.8	5.8	18.9%	6.3	5.3	-11.3%	8.6	9.7

# Vessels at End of Period	0.0%	2	2	0.0%	4	4	19.4%	37	31
		5%	6%		11%	13%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	4.0	4.0	17.5%	36.9	31.0
		5%	6%		11%	13%

DWT at End of Period	0.0%	146	146	0.0%	190	190	48.5%	5,735	3,862
1,000's		3%	4%		3%	5%

	TWELVE MONTHS ENDED

	VLCC			Suezmax Fleet			Aframax Fleet
	% Change From Prior Period	December-10 Amount % of Total for Period	December-09 Amount % of Total for Period	% Change From Prior Period	December-10 Amount % of Total for Period	December-09 Amount % of Total for Period	% Change From Prior Period	December-10 Amount % of Total for Period	December-09 Amount % of Total for Period

Net Voyage Revenues	-17.8%	37,758	45,950	-21.4%	101,471	129,026	-16.2%	64,158	76,564
$ 1,000's		16%	16%		43%	44%		27%	26%

Average Daily TCE	-57.9%	26,740	63,554	-24.5%	25,650	33,981	-18.8%	15,610	19,213

Time Charter Revenues	-46.2%	22,923	42,629	-66.6%	41,479	124,308	-30.5%	34,621	49,850
$ 1,000's		17%	17%		32%	48%		26%	19%

Spot Charter Revenues	346.7%	14,835	3,321	1171.6%	59,992	4,718	10.6%	29,536	26,714
$ 1,000's		14%	10%		58%	14%		28%	78%

Calendar Days	97.4%	1,441	730	2.1%	4,101	4,015	0.0%	4,380	4,380
		12%	6%		34%	35%		36%	39%

Vessel Operating Days	95.3%	1,412	723	4.2%	3,956	3,797	3.1%	4,110	3,985
		12%	7%		34%	36%		35%	37%

Capacity Utilization	-1.1%	98.0%	99.0%	2.0%	96.5%	94.6%	3.1%	93.8%	91.0%

# Days Vessels on Time Charter	24.3%	711	572	-63.2%	1,241	3,369	8.2%	1,944	1,797
		12%	7%		21%	43%		33%	23%

# Days Vessels on Spot Charter	364.2%	701	151	534.3%	2,715	428	-1.0%	2,166	2,188
		12%	5%		48%	15%		38%	78%

Average Daily Time Charter Rate	-56.7%	32,240	74,526	-9.4%	33,424	36,898	-35.8%	17,809	27,741

Average Daily Spot Charter Rate	-3.8%	21,164	21,992	100.5%	22,097	11,023	11.7%	13,636	12,210

Daily Direct Vessel Expenses	10.5%	11,197	10,135	-0.6%	8,322	8,373	-1.6%	8,947	9,095
(per Vessel)

Average Age of Fleet at End of Period (Years)	-27.9%	6.2	8.6	3.8%	8.3	8.0	4.5%	14.0	13.4

# Vessels at End of Period	250.0%	7	2	9.1%	12	11	0.0%	12	12
		19%	6%		32%	35%		32%	39%

Average Number of Vessels	95.0%	3.9	2.0	1.8%	11.2	11.0	0.0%	12.0	12.0
		12%	6%		34%	35%		32%	39%

DWT at End of Period	247.6%	2,183	628	18.8%	2,009	1,691	0.0%	1,208	1,208
1,000's		38%	16%		35%	44%		21%	31%

	TWELVE MONTHS ENDED

	Panamax			Handymax			Total Fleet
	% Change From Prior Period	December-10 Amount % of Total for Period	December-09 Amount % of Total for Period	% Change From Prior Period	December-10 Amount % of Total for Period	December-09 Amount % of Total for Period	% Change From Prior Period	December-10 Amount	December-09 Amount

Net Voyage Revenues	-26.3%	12,103	16,414	-14.6%	20,224	23,690	-19.2%	235,713	291,644
$ 1,000's		5%	6%		9%	8%

Average Daily TCE	-27.3%	16,671	22,925	-13.4%	14,045	16,226	-25.9%	20,243	27,305

Time Charter Revenues	-26.2%	12,334	16,716	-15.2%	20,100	23,690	-48.9%	131,457	257,193
$ 1,000's		9%	6%		15%	9%

Spot Charter Revenues	-23.5%	(231)	(302)		124	-	202.6%	104,256	34,451
$ 1,000's		0%	-1%		0%	0%

Calendar Days	0.0%	730	730	0.0%	1,460	1,460	7.0%	12,112	11,315
		6%	6%		12%	13%

Vessel Operating Days	1.4%	726	716	-1.4%	1,440	1,460	9.0%	11,644	10,681
		6%	7%		12%	14%

Capacity Utilization	1.4%	99.5%	98.1%	-1.4%	98.6%	100.0%	1.8%	96.1%	94.4%

# Days Vessels on Time Charter	-3.1%	659	680	-5.4%	1,381	1,460	-24.7%	5,936	7,878
		11%	9%		23%	19%

# Days Vessels on Spot Charter	86.1%	67	36		59	-	103.6%	5,708	2,803
		1%	1%		1%	0%

Average Daily Time Charter Rate	-23.9%	18,717	24,583	-10.3%	14,555	16,226	-32.2%	22,146	32,647

Average Daily Spot Charter Rate	-58.9%	(3,452)	(8,398)		2,109	-	48.6%	18,265	12,291

Daily Direct Vessel Expenses	14.2%	8,026	7,031	10.0%	7,221	6,565	3.5%	8,740	8,447
(per Vessel)

Average Age of Fleet at End of Period (Years)	17.2%	6.8	5.8	18.9%	6.3	5.3	-11.3%	8.6	9.7

# Vessels at End of Period	0.0%	2	2	0.0%	4	4	19.4%	37	31
		5%	6%		11%	13%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	4.0	4.0	7.1%	33.2	31.0
		6%	6%		12%	13%

DWT at End of Period	0.0%	146	146	0.0%	190	190	48.5%	5,735	3,862
1,000's		3%	4%		3%	5%

Reconciliation Rider

Please see below for a reconciliation of the following adjusted amounts to Net Income

	Three Months Ended		Twelve Months Ended
	Dec-10	Dec-09	Dec-10	Dec-09

Net (loss) Income	$(167,241)	$(52,925)	$(216,662)	$(11,995)
- Other Non-cash income (expense)	-	(50)	-	(1,136)
+ Goodwill impairment	28,036	40,872	28,036	40,872
+ Loss (gain) on disposal of vessel equipment	-	-	560	2,051
+ Loss on impairment of vessel	99,678	-	99,678	-
Adjusted Net (loss) Income	$(39,527)	$(12,003)	$(88,388)	$32,064

Weighted average shares outstanding, thousands	86,458	55,094	71,823	54,651
Diluted average shares outstanding, thousands	86,458	55,094	71,823	55,644

Basic (loss) earnings per share	$-0.46	$-0.22	$-1.23	$0.59
Diluted (loss) earnings per share	$-0.46	$-0.22	$-1.23	$0.58

Please see below for a reconciliation of the following adjusted amounts to EBITDA

	Three Months Ended		Twelve Months Ended
	Dec-10	Dec-09	Dec-10	Dec-09

Net (loss) Income	$(167,241)	$(52,925)	$(216,662)	$(11,995)
+ Net Interest (income) expense	23,000	13,783	82,228	37,215
+ Depreciation and amortization	28,373	21,984	98,387	88,024
EBITDA	$(115,868)	$(17,158)	$(36,047)	$113,244
- Other non-cash income	-	(50)	-	(1,136)
+ Goodwill impairment	28,036	40,872	28,036	40,872
+ Loss (gain) on disposal of vessel equipment	-	-	560	2,051
+ Loss on impairment of vessel	99,678	-	99,678	-
Adjusted EBITDA	$11,846	$23,764	$92,227	$157,303

EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance.  EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing.  EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

Management believes that these measures enhance the understanding of the effect of net loss and EBITDA on the Company’s liquidity.